EXHIBIT 99.M2

                          NATIONS LIFEGOAL FUNDS, INC.
                   SHAREHOLDER SERVICING AND DISTRIBUTION PLAN

                                INVESTOR A SHARES


         This amended and restated Investor A Shareholder Servicing and Distribution Plan (the "Plan") has been adopted by the Board of Directors of Nations LifeGoal Funds, Inc. (the "Company") in conformance with Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act").

         Section 1. Payments for Services. Under the terms of this Plan, the Company may act as a distributor of the Shares of which a LifeGoal portfolio (a "Fund") is the issuer, pursuant to Rule 12b-1 under the 1940 Act. The Company may incur as a distributor of the Investor A Shares of each Fund ("Shares") expenses of up to (A) twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Company attributable to the Shares of the Funds (as defined on Exhibit A).

         Section 2. Expenses Covered by the Plan. Amounts set forth in Section 1 may be expended when and if authorized in advance by the Company's Board of Directors. Such amounts may be used to finance any activity which is primarily intended to result in the sale of the Shares, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, supplemental payments to the Company's distributor (the "Distributor") and the cost of administering this Plan, as well as, with respect to payments made under Section 1(A), above, the shareholder servicing activities described below. All amounts expended pursuant to this Plan shall be paid:

         (i) to the Distributor for reimbursements of distribution-related expenses actually incurred by the Distributor, including, but not limited to, expenses of organizing and conducting sales seminars, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature and costs of administering this Plan, or

         (ii) to certain broker/dealers and other financial institutions ("Agents") who offer shares to their customers and who have entered into (A) Shareholder Servicing Agreements substantially in the form of Exhibit C with respect to the Funds, and (B) Sales Support Agreements substantially in the form of Exhibit B with respect to any of the Funds, for providing the services contemplated thereunder.

         The shareholder servicing activities for which compensation may be received under this Plan may include, among other things: (i) aggregating and processing purchase and redemption requests and transmitting promptly net purchase and redemption orders to the Distributor or transfer agent; (ii) providing customers with a service that invests the assets of


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their accounts in Shares pursuant to specific or pre-authorized instructions;
(iii) processing dividend and distribution payments; (iv) providing information periodically to customers showing their positions in Shares; (v) arranging for bank wires; (vi) responding to customers' inquiries concerning their investment in Shares; (vii) providing subaccounting with respect to Shares beneficially owned by customers or the information to the Company necessary for subaccounting; (viii) if required by law, forwarding shareholder communications (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to customers; (ix) forwarding to customers proxy statements and proxies containing any proposals regarding the Shareholder Servicing Agreement; (x) general shareholder liaison services; and (xi) providing such other similar services as the Company may reasonably request to the extent such firms are permitted to do so under applicable statutes, rules or regulations.

         Section 3. Limitations on Payments. No additional payments are to be made by the Company on behalf of the Funds with respect to the Shares under this Plan, provided that the Funds shall not be precluded from making the payments such Fund is otherwise obligated to make (i) to NationsBanc Advisors, Inc. ("NBAI") and/or TradeStreet Investment Associates, Inc. ("TradeStreet") pursuant to the Investment Advisory Agreement and the Sub-Investment Advisory Agreement,
(ii) to The Bank of New York ("BONY") pursuant to the Custody Agreement, (iii) to First Data Investor Services Group, Inc. ("First Data"), pursuant to the Transfer Agency and Registrar Agreement, (iv) to Stephens Inc. ("Stephens"), pursuant to the Administration Agreement, (v) to First Data pursuant to the Co-Administration Agreement, (vi) to Servicing Agents pursuant to Shareholder Servicing Agreements and (vii) for the expenses otherwise incurred by a Fund and the Company on behalf of the Shares in the normal conduct of such Fund's business pursuant to the Investment Advisory Agreement (and/or Sub-Investment Advisory Agreement), the Custody Agreement, the Transfer Agency and Registrar Agreement, the Administration Agreement, the Co-Administration Agreement and the Shareholder Servicing Agreements. However, to the extent any payments by the Company on behalf of a Fund to NBAI, TradeStreet, BONY, First Data, Stephens or Servicing Agents; by NBAI, TradeStreet, BONY, First Data, Stephens or Servicing Agents or any affiliate thereof, to any party, pursuant to any agreement; or, generally, by the Company on behalf of a Fund to any party, are deemed to be payments for the financing of any activity primarily intended to result in the sale of the Shares within the context of Rule 12b-1 under the 1940 Act, then such payments shall be deemed to be approved pursuant to this Plan as set forth herein.

         Section 4. Reports of Distributor. The officers of the Company shall report quarterly in writing to the Board of Directors on the amounts and purpose of payments for any of the activities in Section 2 and shall furnish the Board of Directors with such other information as the Board may reasonably request in connection with such payments in order to enable the Board to make an informed determination on the nature and value of such expenditures.

         Section 5. Approval of Plan. This Plan shall continue in effect for a period of more than one year from the date written below only so long as such continuance is specifically approved at least annually by the Company's Board of Directors, including the Directors who are not interested persons of the Company and have no direct or indirect financial interest in the

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operation of this Plan or in any Agreements related to this Plan ("Disinterested
Directors"), by vote cast in person at a meeting called for the purpose of voting on this Plan.

         Section 6. Termination. This Plan may be terminated at any time by vote of a majority of the Disinterested Directors or with respect to a particular Fund by vote of a majority of the outstanding voting securities of the Shares of such Fund, on not more than sixty (60) days' written notice to any other party to the Plan, and shall terminate automatically in the event of any act that constitutes an assignment of the Distribution Agreement or the Investment Advisory Agreement (or with respect to a Fund sub-advised by TradeStreet, the Sub-Investment Advisory Agreement).

         Section 7. Amendments. This Plan may be amended at any time by the Board of Directors provided that (a) any amendments to increase materially the costs which a Fund's Investor A Shares may bear for distribution pursuant to this Plan shall be effective only upon approval by a vote of a majority of the outstanding Investor A Shares of such Fund, and (b) any material amendments of the terms of this Plan shall become effective only upon approval as provided in
Section 5 hereof.

         Section 8. Selection/Nomination of Directors. So long as this Plan is in effect, the selection and nomination of the Company's Disinterested Directors shall be committed to the discretion of such Disinterested Directors.

         Section 9. Governing Law. This Plan shall be subject to the laws of The State of Maryland and shall be interpreted and construed to further promote the operation of the Company as an open-end management investment company. As used herein the terms "open-end management investment company," "assignment," "principal underwriter," "interested person," and "majority of the outstanding voting securities" shall have the meanings set forth in the Securities Act of 1933, as amended or the 1940 Act, and the rules and regulations thereunder.

         Section 10. Scope of Liability. Nothing herein shall be deemed to protect the parties to any Agreement entered into pursuant to this Plan against any liability to the Company or its shareholders to which they would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties hereunder, or by reason of their reckless disregard of their obligations and duties hereunder.

         Section 11. Records. The Company will preserve copies of this Plan, Agreements and any written reports regarding this Plan presented to the Board of Directors for a period of not less than six years.

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                                                                       EXHIBIT A

                          NATIONS LIFEGOAL FUNDS, INC.

         The term "Fund" used in the Plan shall refer to the following Funds of the Company:

               Nations LifeGoal Growth Portfolio
               Nations LifeGoal Balanced Growth Portfolio
               Nations LifeGoal Income and Growth Portfolio


Dated:        October 2, 1996
Amended: